Supplemental Agreement No. 3

Dated Effective as of [ ] May 2015

To DRILLSHIP CONTRACT dated 27 September, 2012

By and between

ALPHA ADMIRAL COMPANY (the "**Buyer**")

and

DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD. ("**Builder**")

(together, the "**Parties**" and each individually, a "**Party**")

WHEREAS

A. The Builder and the Buyer are Parties to that certain Drillship Contract dated 27 September 2012 (the "**Contract**") for the construction and sale of one (1) Deepwater Drillship with Hull No. 3619.

B. On 1 November 2014, the Parties supplemented the Contract by executing Supplemental Agreement No. 1 ("**Supplemental Agreement No. 1**"), pursuant to which the DELIVERY DATE for the DRILLSHIP was extended from 31 March 2015 (the "**Original Delivery Date**") to 30 September 2015 (the "**Fall 2015 Delivery Date**") in exchange for payment to the BUILDER by the BUYER of INTERIM PAYMENT 1 (in the amount of USD $50,000,000) on 1 November 2014, INTERIM PAYMENT 2 (in the amount of USD $25,000,000) on 30 June 2015, and USD $2,731,625 on the Fall 2015 Delivery Date (the "**Original Financing Payment**").

C. Effective 6 February 2015, the Parties further supplemented the Contract by executing Supplemental Agreement No. 2 ("**Supplemental Agreement No. 2**"), pursuant to which the DELIVERY DATE for the DRILLSHIP could potentially be extended for up to two consecutive six month periods as specified therein.

D. The Buyer has delivered notice pursuant to and in accordance with Supplemental Agreement No. 2, and therefore the DELIVERY DATE for the DRILLISHIP has been extended to the Spring 2016 Delivery Date of 31 March 2016.

E. The Parties wish to modify the payment schedule for the delivery of certain payment milestones as specified in Supplemental Agreement No. 2, as well as certain provisions related to the storage location of the DRILLSHIP within the SHIPYARD prior to the DELIVERY DATE and costs related thereto.

NOW, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, **IT IS HEREBY AGREED AS FOLLOWS:**

1. The BUYER shall pay INTERIM PAYMENT 3 as defined in Supplemental Agreement No. 2, equal to One Hundred and Fifty Million United States Dollars (USD $150,000,000) no later than 31 May 2015.

2. At all times following the date of execution of this Agreement until the DRILLSHIP is successfully completed and delivered to BUYER according to the terms of the Contract, the BUILDER shall keep the DRILLSHIP within the breakwater area of the SHIPYARD.

3. The WARRANTY PERIOD commencement date shall be the date and time of completion of the DRILLSHIP and the related Scope of Work as specified in Supplemental Agreement No. 2, provided that the WARRANTY PERIOD shall not commence prior to 1 October 2015.

4. BUILDER shall reduce the Extension Fee – Spring 2016 and, if applicable, the Extension Fee – Fall 2016, by not charging to BUYER the fees and costs attributable to

    a. Movement and mooring of the DRILLSHIP within the SHIPYARD;

    b. Consumables related to the connection and provision of water and electric shore power to the DRILLSHIP while docked, but excluding fuel;

    c. Routine inspection and maintenance services already encompassed by the scope of work of the BUILDER under the Contract.

5. Appendix I attached to Supplemental Agreement No. 2 shall be replaced in its entirety by the Appendix I attached to this Supplemental Agreement No. 3, and is hereby incorporated by reference.

6. During the extension period, BUILDER-supplied labor and consumables for all activities under the Maintenance & Preservation Program, made by BUYER and subject to BUILDER's agreement, shall be compensated by BUYER in accordance with the Maintenance Day Rate schedule as set forth in Appendix I.

7. All the terms and conditions of Supplemental Agreement No. 2 shall remain unchanged and be in full force and effect unless otherwise provided hereunder.

8. The existence and content of this Supplemental Agreement No. 3 shall remain strictly private and confidential to the Parties and their advisors and shall not be disclosed by either Party to any third party (except any financier of the Drillship or its advisers) absent the agreement of the other Party, save by compulsion of law or regulatory authority.

9. Each Party hereto confirms that its respective obligations under, arising out of or in connection with, the Contract shall continue in full force and effect as amended by this Supplement Agreement No. 3.

10. This Supplemental Agreement No. 3 shall be governed by and construed in accordance with the laws of England and any dispute arising under this Supplemental Agreement No. 3 shall be submitted to arbitration in accordance with Article XIII (DISPUTES AND ARBITRATION) of the Contract.

11. This Supplemental Agreement No. 3 may be executed by each of the Parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page of this Supplemental Agreement No. 3 in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of an executed original counterpart of this Supplemental Agreement No. 3, although the original signature pages shall be thereafter appended to this Supplemental Agreement No. 3.

[Signature Page Follows]

For and on behalf of

Alpha Admiral Company

By: ______________________

Name: Walter A. Baker

Title: Director

For and on behalf of

Daewoo Shipbuilding & Marine Engineering Co., Ltd.

By: ______________________

Name: JAEKWAN SEO

Title: VP, Marketing

Appendix I. Maintenance Unit Rate for H.3619 (Atwood Admiral)

Description		Onshore Rate	Offshore			Remark
			Person(s)	Offshore Rate	Daily Price	
1. DSME	Labor	USD 83/Hour	-	USD 98/Hour	-	
2. Operation Crew (3rd Party)	Main captain	-	1	USD 1,200/Day	USD 1,200	
	Captain	-	3	USD 800/Day	USD 2,400	Three(3) Shift
	Chief Mate / 2nd Mate	-	3	USD 650/Day	USD 1,950	Three(3) Shift
	Chief Engineer	-	1	USD 1,000/Day	USD 1,000	Three(3) Shift
	Engineer	-	2	USD 800/Day	USD 1,600	
	Nurse	-	-	USD 500/Day	-	
	Cleaning	-	-	USD 200/Day	-	Cleaning LQ incl. kitchen
3. Catering	Korean meal	-	-	USD 25/Day	-	$8/meal x 3 times/day with snack ($1/day) for all staffs on board
	Western meal	-	-	USD 44/Day	-	$14/meal x 3 times/day with snack ($2/day) for all staffs on board
	Cook	-	-	USD 500/Day	-	
	Cook Assistance	-	-	USD 200/Day	-	
4. Vessel Storage	Vessel Storage at Quay	USD 10,000/Day	-	-	-	
	Vessel Movement	-	-	-	-	Vessel Movement shall be furnished to BUYER without any charge.
5. Supply boat	3600HP	-	-	USD 795/Hour	-	Normal condition, total cost related to supply boat operation incl. supply boat crew, fuel and etc.
	4500HP	-	-	USD 957/Hour	-	Strong wind wave, total cost related to supply boat operation incl. supply boat crew, fuel and etc.
6. Facility	Office	-	-	-	-	BUILDER shall furnish BUYER with office space to accommodate up to nine (9) person without any charge

- All other rate for "Onshore Rate" other than specified above shall be applied same as Exhibit B(Table 1) of the Contract.
- All other rate for "Offshore Rate" other than specified above shall be applied 15% plus from Exhibit B(Table 1) of the Contract.
- All other consumables and utilities which are not specified in Exhibit B of the Contract shall be supplied by BUILDER, and BUYER shall pay BUILDER the documented cost of them, if any, except as otherwise provided in Supplemental Agreement No.3.